Execution version

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT, dated as of September 11, 2013 (this “Amendment Agreement"), is made by and among Prime Acquisition Corp., a Cayman Islands company (“Parent”), Prime BHN Luxembourg S.àr.l, a Luxembourg company (“LuxCo”), BHN LLC, a New York limited liability company (“BHN”), SEBA S.r.l., an Italian limited liability company (the “Company”), Francesco Rotondi, an individual, and Luca Massimo Failla, an individual (the “Sellers”, and together with Parent, LuxCo, Company and BHN, the "Parties", and each, a "Party"). Capitalized terms used and not defined in this Amendment Agreement have the respective meanings assigned to them in the Purchase Agreement (as defined below).

WHEREAS, the Parties have entered into a Stock Purchase Agreement, dated as of June 22, 2013 (the "Purchase Agreement");

WHEREAS, pursuant to Section 2.2 of the Purchase Agreement, the consideration for the Units shall be represented by Stock Certificates representing a number of Exchange Shares equal to: (a) the Enterprise Value, plus the Change in Cash, minus Liabilities, multiplied by (b) the Exchange Rate, divided by (c) 10;

WHEREAS, the Parties are desirous to amend the definition of Liabilities, as such term is used in Section 2.2 of the Purchase Agreement;

WHEREAS, the Parties have entered into an Agreement, dated as of August 6, 2013 (the "Agreement") pursuant to which, among other things, the Parties have agreed that the aggregate amount of Liabilities reflected in the Financial Statements to be used in connection with the calculation of the Exchange Consideration would be subject to further adjustments to be mutually agreed on by the Parties no later than September 3, 2013;

WHEREAS, the Parties are desirous to memorialize the Parties’ understanding regarding the determination of the Liabilities and the amount of the Exchange Consideration as at September 30, 2013; and

WHEREAS, the Parties hereby acknowledge that the Exchange Consideration has been determined on the basis of the Liabilities as set forth in Annex A hereto.

WHEREAS, pursuant to Section 13.2 of the Purchase Agreement, any amendment must be contained in a written agreement signed by an authorized representative of Parent or LuxCo.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Amendments. The Purchase Agreement is hereby amended as follows:

a)	Deleting in its entirety the definition of Liabilities, and replacing it with the following new definition of Liabilities:

“Liabilities” means any Company’s liabilities, obligations or commitments of any nature whatsoever, accrued or unaccrued, matured or unmatured or otherwise, as they would be adequately reflected or reserved against in accordance with Italian Generally Accepted Accounting Principles, as set forth in Annex A attached hereto”.

b)	Adding an additional annex, styled “Annex A”, as attached hereto as Annex A.

2.           Exchange Consideration. The aggregate Exchange Consideration shall be no less than Euro 4.400.000,00 and that it shall be represented by a number of shares of Parent’s Common Stock to be calculated pursuant to Section 2.2 of the Purchase Agreement. The shares of Parent’s Common Stock shall be delivered pursuant to Section 2.3 of the Purchase Agreement. It is agreed among the Parties that the aggregate Exchange Consideration set forth in this section shall be valid until September 30, 2013. In case the Closing takes place after September 30, 2013, the Exchange Consideration shall be subject to renegotiation by the Parties.

3..          Limited Effect; No Modifications. The provision set forth in Sections 1 and 2 above shall be limited precisely as written. Nothing contained in this Amendment Agreement will be deemed or construed to amend, supplement or modify the Purchase Agreement or the Agreement or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

4..          Miscellaneous.

(a)          This Amendment Agreement is governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions of such State.

(b)          This Amendment Agreement shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and assigns.

(c)          The headings in this Amendment Agreement are for reference only and do not affect the interpretation of this Amendment Agreement.

(d)          This Amendment Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Amendment Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment Agreement.

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(e)           This Amendment Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(f)          Each Party shall pay its own costs and expenses in connection with this Amendment Agreement (including the fees and expenses of its advisors, accounts and legal counsel).

[Signature page follows]

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IN WITNESS WHEREOF, Parent, LuxCo, BHN, Company and Sellers have executed this Amendment Agreement as of the date first written above.

PRIME ACQUISITION CORP.

By:	/s/ Diana Liu
	Name:	Diana Liu
	Title:	CEO

PRIME BHN LUXEMBOURG S.ÀR.L.

By:	/s/ William Yu
	Name:	William Yu
	Title:	Manager

BHN:	BHN LLC
By /s/ Marco Prete Name: Marco Prete Title: Managing Member

COMPANY:	SEBA S.r.l.
By /s/ Giuseppe Pantaleo Name: Giuseppe Pantaleo Title: Managing Director

SELLERS:
/s/ Francesco Rotondi Francesco Rotondi
Luca Massimo Failla Luca Massimo Failla

SELLERS:	By : /s/ Luca Massimo Failla
Name : Luca Massimo Failla

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